Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-287903) on Form S-3 of Bitwise Bitcoin ETF (the “Trust”) of our reports dated March 2, 2026, with respect to the financial statements of the Trust, and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2025 annual report of Form 10-K of the Trust.

/s/ KPMG LLP

New York, New York

March 2, 2026